EXHIBIT 10.7

EXECUTION COPY

U.S. $50,000,000

LOAN AGREEMENT

Dated as of March 5, 2003

Between

OSIRIS ACQUISITION II, INC.,

as Borrower

and

BOSTON SCIENTIFIC CORPORATION,

as Lender

i

ii

Exhibits
Exhibit A - Form of Promissory Note
Exhibit B - Form of Notice of Borrowing
Exhibit C - Borrower Charter Documents

iii

LOAN AGREEMENT

Dated as of March 5, 2003

                LOAN AGREEMENT (this “Loan Agreement” or “Agreement”) between OSIRIS ACQUISITION II, INC., a Delaware corporation (the “Borrower”) as borrower and BOSTON SCIENTIFIC CORPORATION, a Delaware corporation (the “Lender” and, together with the Borrower, the “Parties”) as lender.

                WHEREAS, the Borrower and the Lender are as of the date hereof entering into the Investment Agreement (as defined below) and the other Investment Agreements (as defined below); and

                NOW, THEREFORE, in consideration of the premises and the mutual representations and warranties, agreements and covenants hereinafter set forth, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

                SECTION 1.01 Certain Defined Terms.

                As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                “Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

                “Advance” means an advance by the Lender to the Borrower pursuant to Article II.

                “Advance Date” shall have the meaning specified in Section 2.02(a).

                “Affiliate” means, as to any Person, any other Person that, directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

                “Automatic Conversion” means the occurrence of an automatic conversion of Preferred Stock into Common Stock as provided under Section 3(a)(ii) of Article IV (or any successor provision) of the Certificate of Amendment.

                “Average Selling Price” has the meaning specified in the Development Agreement.

                “Board of Directors” means the board of directors of the Borrower.

                “Borrower Charter Documents” means the Certificate of Incorporation and the By-laws.

                “BSC Representative” shall have the meaning specified in the Development Agreement.

                “Budget” shall have the meaning specified in the Development Agreement.

                “Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by law to be closed in the City of New York.

                “By-laws” means by-laws of the Borrower.

                “Capitalized Lease” means any obligation owed by a person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases.

                “Certificate of Amendment” shall have the meaning specified in the Investment Agreement.

                “Certificate of Incorporation” means the certificate of incorporation of the Borrower.

                “Clinical Development” shall have the meaning specified in the Development Agreement.

                “Clinical Trial Costs” shall have the meaning specified in the Development Agreement.

                “Commitment” means $50,000,000, as such amount may be reduced from time to time pursuant to the terms of this Agreement.

                “Common Shares” means shares of Common Stock.

                “Common Stock” means the common stock of the Borrower, par value $0.001 per share.

                “Confidential Information” means all nonpublic proprietary information and materials (whether or not patentable), disclosed by a Disclosing Party to a Receiving Party, irrespective of the manner in which the Disclosing Party disclosed such information to the Receiving Party, in furtherance of this Agreement, including, without limitation, substances, formulations, techniques, methodologies, equipment, data, reports, correspondence, know-how, manufacturing documentation, financial information and sources of supply, as well as the existence of this Agreement.

                “Consolidated” refers to the consolidation of accounts in accordance with GAAP.

                “Contract Manufacturing Agreement” means the Contract Manufacturing Agreement entered into as of the date hereof between the Borrower and the Lender.

                “Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Internal Revenue Code or Section 4001 of ERISA.

                “Conversion Date” means December 31, 2008, or if on or prior to December 31, 2008 the FDA has notified the Borrower that it will require “survival endpoints” prior to approval of a particular Product, then Conversion Date means December 31, 2009.

                “Deemed Advance” shall have the meaning specified in Section 2.02(b).

                “Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

                “Development Agreement” means the Development Agreement entered into as of the date hereof between the Borrower and the Lender.

                “Disclosing Party” means a Party disclosing Confidential Information.

                “Eligible Costs and Expenses” means costs and expenses in connection with activities pursuant to the R&D Plan and in accordance with the Budget, including, without limitation, (i) Clinical Trial Costs incurred in connection with Pre-Clinical Development and Clinical Development of the Products and (ii) costs and expenses of the Borrower incurred in connection with Pre-Clinical Development of Products in the event that the BSC Representative has final decision-making authority with respect to Pre-Clinical Development of such Product.

                “Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien (including, without limitation, environmental and tax liens) or other encumbrance.

                “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

                “Events of Default” shall have the meaning specified in Section 7.01.

                “Fair Market Value” means, at any time, with respect to a date of determination: (i) with respect to any specified number of Common Shares, (A) if the Common Shares are then traded on a national securities exchange or through the Nasdaq National Market or the Nasdaq Small Cap Market, the average of the closing share price of one Common Share for the immediately preceding 20 Business Day period on such exchange or market, (B) if the Common Shares are not then traded on such an exchange or market, but are traded on the over-the-counter market, the average of the closing bid and asked prices of one Common Share for the immediately preceding 20 Business Day period reported by such market, or (C) if the Common Shares are not then traded on any recognized exchange or market, the value of one Common Share as mutually agreed by the Borrower and the Lender, or, in the absence of such agreement, as determined by an independent investment banking firm of national reputation appointed by the Lender, the costs and expenses of which shall be divided equally between the Borrower and the Lender, in each case multiplied by such specified number of Common Shares; or (ii) with respect to any specified number of Preferred Shares, the value of one Preferred Share as mutually agreed by the Borrower and the Lender, or, in the absence of such agreement, as determined by an independent investment banking firm of national reputation appointed by the Lender, the costs and expenses of which shall be divided equally between the Borrower and the Lender, multiplied by such specified number of Preferred Shares.

                “FDA” means the United States Food and Drug Administration.

                “GAAP” shall have the meaning specified in Section 1.04.

                “Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

                “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

                “Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capitalized Leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such indebtedness or to advance or supply funds for the payment or purchase of such indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the holder of such indebtedness against loss, (iii) to supply funds to the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (i) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness.

                “Indemnified Party” shall have the meaning specified in Section 9.05(b).

                “Investment Agreement” means the Investment Agreement entered into as of the date hereof between the Borrower and the Lender.

                “Investment Agreements” means the Investment Agreement, this Agreement, the Note, the Investor Rights Agreement, the License Agreement, the Development Agreement and the Contract Manufacturing Agreement.

                “Investor Rights Agreement” means the Investor Rights Agreement entered into as of the date hereof between the Borrower and the Lender.

                “Joint Steering Committee” shall have the meaning specified in the Development Agreement.

                “Law” means any United States or non-United States federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law.

                “Lender Account” means a bank account to be designated by the Lender in a written notice to the Borrower no less than two Business Days prior to the date the Lender is required to make the first Advance to the Borrower hereunder.

                “License Agreement” means the License Agreement entered into as of the date hereof between the Borrower and the Lender.

                “Lien” means any security interest, mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment or performance of an obligation, interest of any vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement or other priority or preferential arrangement of any kind or nature whatsoever.

                “Loan Documents” means this Agreement and the Note.

                “Material Adverse Change” means any circumstance, change or effect that, individually or in the aggregate with all other circumstances, changes or effects: (a) is materially adverse to the business, assets, results of operations or the financial condition of the Borrower and any Subsidiaries of the Borrower, taken as a whole, or (b) is materially adverse to the ability of the Borrower to consummate the transactions contemplated by this Agreement, other than, in each case, circumstances, changes or effects that (i) are or result from occurrences relating to the economy in general or the Borrower’s industry in general or (ii) are attributable to the announcement of the execution of any of the Transaction Documents or the consummation of the transactions contemplated thereby.

                “Note” means a promissory note of the Borrower payable to the order of the Lender, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to the Lender resulting from the Advances made by the Lender to the Borrower, as amended.

                “Notice of Borrowing” has the meaning specified in Section 2.02(a).

                “Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA, and to which the Borrower or any corporation, trade or business that is, along with the Borrower, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

                “Permitted Lien” means any: (i) Lien securing purchase money Indebtedness under any lease of property that is capitalized on the Borrower’s balance sheet in accordance with GAAP; (ii) Lien with respect to the payment of Taxes that are not yet due or that are being contested in good faith; (iii) statutory Lien of a landlord or Lien of a supplier, mechanic, carrier, materialman, warehouseman or workman and any similar Lien imposed by Law created in the ordinary course of business for amounts that are not yet due or that are being contested in good faith; (iv) Lien incurred or deposit made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other types of social security benefits; (v) Lien arising with respect to zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges or encumbrances on the use of real property; and (vi) any interest or title of a lessor in the property subject to any operating lease entered into by the Borrower in the ordinary course of business.

                “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

                “Pre-Clinical Development” shall have the meaning specified in the Development Agreement.

                “Preferred Shares” means shares of Preferred Stock.

                “Preferred Stock” means the Series 2003 preferred stock of the Borrower, par value $0.001 per share, having the designations, rights and preferences set forth in the Certificate of Amendment.

                “Product Commercialization” means the first sale of a Product by the Lender pursuant to the Transaction Documents.

                “Product Sales” means, for any period, the aggregate Average Selling Price from Products sold during such period.

                “Products” shall have the meaning specified in the Development Agreement, and “Product” shall mean any one of the Products.

                “Receiving Party” means a Party receiving Confidential Information.

                “R&D Plan” shall have the meaning specified in the Development Agreement.

                “Rules and Regulations” shall have the meaning specified in Section 5.05.

                “Securities” means any capital stock or other equity interest or any securities convertible into or exchangeable for capital stock or any other rights, warrants or options to acquire any of the foregoing securities.

                “Securities Act” shall have the meaning specified in Section 5.05.

                “Shares” means, prior to the occurrence of an Automatic Conversion, Preferred Shares, and thereafter, Common Shares.

                “Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership, or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

                “Tax” or “Taxes” means all income, gross receipts, gains, sales, use, employment, franchise, profits, excise, property, value added and other taxes, fees, stamp taxes and duties, assessments or charges of any kind, together with any interest and penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto.

                “Termination Notice” shall have the meaning specified in Section 3.03(a).

                “Transaction Documents” means, collectively, the Investment Agreements, the Certificate of Amendment, and any other document or agreement to be entered into, executed or delivered pursuant to an Investment Agreement and any other document agreed in writing by the Borrower and the Lender to be a Transaction Document.

                “Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

                SECTION 1.02       Other Defined Terms.          Other capitalized terms used in this Agreement but not defined in this Agreement shall have the meanings assigned to such terms in the Investment Agreement.

                SECTION 1.03       Interpretation and Rules of Construction.       In this Agreement, except to the extent that the context otherwise requires:

                (i)            when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule to, this Agreement unless otherwise indicated;

                (ii)           the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

                (iii)          whenever the words “include”, “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

                (iv)          the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

                (v)           all terms defined in this Agreement have such defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

                (vi)          the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

                (vii)         any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

                (viii)        references in the Loan Documents to a Person are also to its permitted successors and assigns;

                (ix)           the use of “or” is not intended to be exclusive unless expressly indicated otherwise;

                (x)            all references in the Loan Documents to currency, monetary values and dollars shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars; and

                (xi)           references in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

                SECTION 1.04       Accounting Terms.              All accounting terms not specifically defined herein shall be construed in accordance with United States generally accepted accounting principles (“GAAP”).

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

                SECTION 2.01       The Advances.     The Lender agrees, on the terms and conditions hereinafter set forth, upon satisfaction of the conditions set forth in Sections 3.01 and 3.02 hereto, and subject to Section 3.03, to make Advances to the Borrower from time to time, but not more often that once per fiscal quarter, on any Business Day during the period from January 1, 2005 until the Conversion Date in an aggregate amount not to exceed at any time outstanding the amount of the Commitment; provided, however, that the aggregate amount of Advances at any time outstanding during the years 2005 and 2006 may not exceed $30,000,000, the aggregate amount of Advances at any time outstanding during the year 2007 may not exceed $40,000,000 and the aggregate amount of Advances at any time outstanding during the year 2008 may not exceed $50,000,000; provided further, that in the event that the Lender is not required to make an Advance to the Borrower in any fiscal quarter solely due to the non-satisfaction of the condition precedent set forth in Section 3.02(b), the Lender agrees, in the event that the applicable Default is cured within the cure period specified therefor in Section 7.01, on the terms and conditions hereinafter set forth, upon satisfaction of the conditions set forth in Sections 3.01 and 3.02 hereto, and subject to Section 3.03, to make such Advance to the Borrower in the next succeeding fiscal quarter, in addition to any Advance that the Lender is required hereunder to make to the Borrower in such succeeding fiscal quarter. Advances made hereunder and repaid or prepaid may not be reborrowed.

                SECTION 2.02       Making the Advances.       (a) Each Advance shall be made on notice, given not later than 3:00 P.M. (New York City time) on the fifteenth day next preceding the date of the proposed Advance, by the Borrower to the Lender. Each such notice of an Advance (a “Notice of Borrowing”) shall be made by notice in writing, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Advance (the “Advance Date”), and (ii) amount of such Advance, and attaching a reasonably detailed list, duly certified by the Joint Steering Committee, of the Eligible Costs and Expenses expected to be incurred by the Borrower during the next succeeding fiscal quarter, plus Eligible Costs and Expenses incurred by the Borrower previously other than Eligible Costs and Expenses with respect to which Advances have been made previously. The Lender shall, before 3:00 P.M. (New York City time) on the Advance Date, make such funds available to the Borrower as directed in the Notice of Borrowing. Funds received after such time shall be deemed to have been received by the Borrower on the next succeeding Business Day.

                (b) To the extent the Lender has incurred Eligible Costs and. Expenses for which the Lender has invoiced the Borrower and that are reimbursable to the Lender by the Borrower pursuant to the terms of the Development Agreement, the Lender may, at its sole option, upon notice to the Borrower, set off against such reimbursable Eligible Costs and Expenses by making a deemed Advance to the Borrower in the amount of the reimbursable Eligible Costs and Expenses to be so set off against. Such deemed Advance shall be made by notice on the fifteenth Business Day preceding the date of the proposed deemed Advance to the Borrower specifying the date of such deemed Advance and the amount of such deemed Advance and attaching a reasonably detailed list of the Eligible Costs and Expenses incurred by the Lender with respect to which a Deemed Advance is proposed to be made. An advance made pursuant to this clause (b) shall be a “Deemed Advance” for purposes of this Agreement. A Deemed Advance shall not exceed the Commitment for the applicable period less any Advances then outstanding.

                (c) Each Deemed Advance made hereunder shall be considered an Advance to the Borrower for all purposes under this Agreement; provided, however, that the Lender shall not make funds available to the Borrower in respect of a Deemed Advance.

                (d) Each Notice of Borrowing shall be irrevocable and binding on the Borrower.

                SECTION 2.03       Repayment of Advances.   The Borrower shall repay to the Lender the aggregate principal amount of the Advances as follows:

                (a) The Borrower shall repay the Advances quarterly on each March 31, June 30, September 30 and December 31 commencing on the last day of the first fiscal quarter following Product Commercialization in an amount equal to 2.5% of Product Sales for such fiscal quarter then ended after subtracting from such amount the amount paid in respect of accrued interest on such date pursuant to Section 2.04 below.

                (b) If Product Commercialization has not occurred prior to the Conversion Date, then portions of the Advances shall be prepaid by conversion of amounts owed into Shares pursuant to Section 2.06 below. If any Advances shall remain unconverted and unpaid on the fifth anniversary of the Conversion Date, at the Lender’s option, such Advances shall be repaid in 12 equal quarterly payments beginning on the March 31, June 30, September 30 or December 31 (whichever occurs first) following the first two consecutive profitable fiscal quarters of the Borrower, provided, however, that on the final such quarterly payment, the Borrower shall in any case so repay the remainder of the Advances outstanding on such date and all other amounts then outstanding.

                SECTION 2.04 Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to the Lender from the date of such Advance until such principal amount shall be paid in full, at the fixed rate of 8% per annum, payable in arrears: (i) on any date with respect to which principal is repayable in accordance with Section 2.03(a) above; provided, however, that such amount together with the amount paid pursuant to Section 2.03 shall not exceed 2.5% of Product Sales for the fiscal quarter then ended; provided further, that the amount of interest in excess of such 2.5% of Product Net Sales shall remain outstanding and thereafter be included in the aggregate amount of the outstanding Advances hereunder and be repaid in accordance with Section 2.03, but no interest shall accrue on such amount of excess interest; or (ii) on any date with respect to which principal is repayable in accordance with Section 2.03(b) above, in an amount equal to the total amount of accrued and unpaid interest on the amount of principal being repaid on such date.

                SECTION 2.05       Termination or Reduction of the Commitment.               (a) Optional. The Borrower may, at any time upon at least five Business Days’ notice to the Lender, terminate in whole or reduce in part the unused portions of the Commitment; provided, however, that each partial reduction of the Commitment shall be in an aggregate amount of $1,000,000 or an integral multiple of $100,000 in excess thereof. In the event that the Borrower reduces the Commitment to zero at any time, the Borrower shall have the option in its sole discretion to terminate this Agreement automatically without penalty upon notice to the Lender; provided, however, that this Agreement shall not terminate until all amounts owed by the Borrower to the Lender hereunder have been repaid in full. Without in any way limiting the foregoing, the Borrower may automatically terminate this Agreement at any time without penalty before the first Advance is made upon notice to the Lender.

                (b)           Permanent.            The Commitment shall be permanently reduced to zero on the Conversion Date.

                SECTION 2.06       Prepayments (Conversion).                (a) Optional. The Borrower may, upon at least two Business Days’ notice to the Lender stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of the Advances in whole or in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid without penalty or premium. No such optional prepayment of Advances shall relieve the Borrower of its payment or mandatory prepayment obligations hereunder except to the extent Advances and all accrued interest thereon have been prepaid.

                (b)           Mandatory Conversion.     (i) If Product Commercialization has not occurred prior to the Conversion Date, subject to subclause (iii) below, beginning on the Conversion. Date, and on each one-year anniversary thereafter, the Borrower shall prepay 20% of the Advances outstanding as of the Conversion Date, together with all unpaid interest as of each such date that has accrued on the amount of Advances being so repaid on such date, by issuing to the Lender a whole number of Shares obtained by dividing the dollar amount of such Advances and interest being so prepaid by the Fair Market Value of one (1) Share as of the date of such issuance, provided, however, that on the fourth anniversary of the Conversion Date, the Borrower shall in any case so prepay the remainder of the Advances outstanding on such date, together with all accrued and unpaid interest and all other amounts then outstanding.

                (ii) If at any time the Development Agreement is termminated pursuant to Section 7.02 or 7.05 thereof, or the License Agreement is terminated pursuant to Section 7.02 or 7.03 thereof, or upon the Lender declaring a mandatory conversion in accordance with Section 7.01, in each case subject to subclause (iii) below, the Borrower shall prepay the Advances in full, together with all accrued and unpaid interest and all other amounts then outstanding under this Agreement, by issuing to the Lender a whole number of Shares obtained by dividing the dollar amount of such Advances and interest being so prepaid by the Fair Market Value of one (1) Share as of the date of such issuance.

                (iii) Notwithstanding the foregoing subclause (i) and (ii) or Section 3.03(d), the Borrower shall only prepay Advances (and interest accrued thereon) with the issuance of Shares pursuant to this Section 2.06 so long as the Lender’s and its Affiliates’ total ownership of Shares in the Borrower, calculated on an as-converted and fully diluted basis, does not exceed the lesser of (A) than 19.9% of the Borrower’s outstanding Voting Stock and (B) in the event that the Shares are subject to Nasdaq Stock Market Marketplace Rules or similar stockholder voting requirements that may be imposed on the Borrower by any other established stock exchange or national market system on which the Common Shares are traded or listed at the time of such conversion, such number of Common Shares as would require the Borrower, pursuant to such rules or similar requirements, to obtain shareholder approval with respect to such issuance. Any portion of the Advances left unpaid as a result of operation of this subclause (and not otherwise prepaid or repaid), together with accrued and unpaid interest thereon, shall remain outstanding until paid in accordance with Section 2.03(b).

                (iv) Shares issued to the Lender hereunder must be duly and validly issued, fully paid and nonassessable, not subject to preemptive or other similar rights, and upon registration of such Shares in the name of the Lender (or its nominee) in the records of the Borrower, owned by the Lender free and clear of all Liens, subject to any restrictions on transfer under Federal or state securities laws, this Agreement or the Investor Rights Agreement.

                (v) No fractional Shares or scrip representing fractional Shares shall be issued upon any conversion of amounts owing hereunder, and no payment or adjustment shall be made upon any such conversion on account of any cash dividends on Shares issued upon conversion, other than as required under the Certificate of Incorporation. If a conversion of amounts owing hereunder would result in the issuance of a fraction of a share, an amount equal to such fraction multiplied by the Fair Market Value of a Share then in effect shall be paid in cash to the Lender by the Borrower on the applicable Conversion Date.

                (c)           Prepayment.          Each prepayment made pursuant to this Section 2.06, whether optional or mandatory, shall be without premium or penalty.

                (d)           No Rights as Shareholders.                Neither this Agreement nor the Note shall entitle the Lender to any voting rights or other rights as a stockholder of the Borrower prior to the time of any conversion into Shares of amounts outstanding hereunder, other than such rights as the Lender may possess as a holder of Shares issued other than under this Agreement.

                SECTION 2.07       Payments and Computations.            (a) The Borrower shall make each payment to be made by it hereunder (other than pursuant to Section 2.06(b)) and under the Note not later than 3:00 P.M. (New York City time) on the day when due in U.S. dollars to the Lender by wire transfer in immediately available funds to the Lender Account and without set-off or counterclaim. Funds received after such time shall be deemed to have been received by the Lender on the next succeeding Business Day.

                (b) All computations of interest shall be made by the Lender on the basis of a year of 365 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.

                (c) Whenever any payment hereunder or under the Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

                (d)           The Borrower shall make each payment by conversion to Shares to be made by it hereunder by delivery not later than 3:00 P.M. (New York City time) on the day when due to the Lender at One Boston Scientific Place, Natick, MA of certificates evidencing the Shares to be issued to the Lender on such date.

                SECTION 2.08       Use of Proceeds.  The Borrower shall use the proceeds of each Advance solely to pay or reimburse itself for Eligible Costs and Expenses.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

                SECTION 3.01       Conditions Precedent to Effectiveness of Section 2.01.    Section 2.01 of this Agreement shall become effective on and as of the first date on which the Lender shall have received a Note for the account of the Lender, duly executed by the Borrower, in the amount of $50,000,000.

                SECTION 3.02       Conditions Precedent to Each Advance.         The obligation of the Lender to make each Advance (other than Deemed Advances) shall be subject to the conditions precedent that the condition set forth in Section 3.01 has been satisfied or waived by the Lender and on the date of such Advance the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Advance shall constitute a representation and warranty by the Borrower that on the date of such Advancee such statements are true):

                (a) the representations and warranties contained in Article IV of this Agreement are true and correct in all material respects on and as of the date of such Advance, before and after giving effect to such Advance and to the application of proceeds therefrom, as though made on and as of such date (it being understood and agreed that any representation or warranty which expressly refers by its terms to a specified date shall be required to be true and correct in all material respects only as of such date);

                (b) no event has occurred and is continuing, or would result from such Advance or from the application of the proceeds therefrom, that constitutes a Default; and

                (c) the schedule attached to such Notice of Borrowing and certified by the Joint Steering Committee lists the Eligible Costs and Expenses expected to be incurred during the relevant period in respect of which Advances are being requested, the sum of which Eligible Costs and Expenses is no less than the amount of the Proposed Advance plus the positive difference between all Advances made under the Loan Agreement prior to the date of such Notice of Borrowing and the aggregate amount of Eligible Costs and Expenses actually incurred prior to such date, if any, and which Eligible Costs and Expenses have not been included in any prior Notice of Borrowing.

                SECTION 3.03       Lender’s Option to Cease Making Advances.    (a) In the event the Lender has provided notice to the Borrower of an exercise of its rights under Section 7.03 of the Development Agreement (a “Termination Notice”) the Lender shall cease making any Advances hereunder and the Lender shall have no further obligation to make any Advances and all amounts outstanding hereunder shall be converted into Common Shares on and as of the date 120 days following receipt of the Termination Notice by the Borrower, and otherwise in accordance with Section 2.06(b) (except that, notwithstanding anything to the contrary in Section 2.06(b), in all events the conversion shall be into Common Shares), and each of the Investment Agreements shall terminate on and as of the date 120 days following receipt of the Termination Notice by the Borrower.

                (b)           In the event the Lender has received a Notice of Borrowing prior to receipt by the Borrower of a Termination Notice, the Lender will be required to make a corresponding Advance to the Borrower in accordance with the provisions of Article II.

                (c)           During the 120 day period preceding termination of the Investment Agreements pursuant to Section 3.03(a), (i) no Deemed Advances shall be made and (ii) the Borrower may submit to the Lender Notices of Borrowing solely in respect of Eligible Costs and Expenses incurred by the Borrower prior to the commencement of such 120 day period, and in the event the Lender has received such Notice of Borrowing prior to the expiration of such 120 day period, the Lender shall make a corresponding Advance to the Borrower in accordance with the provisions of Article II.

                (d)           Any Advances made pursuant to Section 3.03(b) or 3.03(c) shall, immediately following the expiration of the 120 day period referred to in Section 3.03(a), be converted in Common Shares otherwise in accordance with the provisions of Section 2.06(b) (except that, notwithstanding anything to the contrary in Section 2.06(b), in all events the conversion shall be into Common Shares) and, notwithstanding Section 3.03(a), this Agreement shall not terminate until all such Advances have been fully converted into Common Shares, or otherwise been repaid by the Borrower.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

                The Borrower represents and warrants to the Lender as follows:

                SECTION 4.01       Organization, Authority and, Qualification of the Lender.    The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. The Borrower is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not materially adversely affect the condition of the business of the Borrower.

                SECTION 4.02       Capital Stock of the Borrower; Ownership of Shares.    As of the date hereof, the authorized capital stock of the Borrower consists of (A) 60,000,000 shares of Common Stock, of which (y) 3,500,000 shares are reserved for issuance upon the exercise of stock options issued or to be issued by the Borrower and (z) 3,500,000 shares are reserved for issuance upon the exercise of warrants issued by the Borrower under the terms of various warrant agreements; and (B) 8,000,000 shares of Preferred Stock. All of the outstanding shares of the Borrower’s capital stock are duly and validly issued, fully paid and nonassessable. None of the issued and outstanding shares of capital stock of the Borrower was issued in violation of any preemptive rights. As of the date hereof, except as provided in the Investment Agreements and as set forth in the first sentence of this Section 4.02, there are no options, warrants, subscriptions, calls, convertible securities or other rights, agreements, arrangements or commitments relating to the capital stock of the Borrower or obligating the Borrower to issue or sell any shares of capital stock of, or any other equity interest in, the Borrower. As of the date hereof, there are no outstanding contractual obligations of the Borrower to repurchase, redeem or otherwise acquire any shares of capital stock of the Borrower or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person, except as may be provided in the Investor Rights Agreement.

                SECTION 4.03       Authority and Qualification of the Borrower.    The Borrower has all necessary corporate power and authority to enter into the Loan Documents, to carry out its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by the Borrower of the Loan Documents, the performance by the Borrower of its obligations thereunder and the consummation by the Borrower of the transactions contemplated thereby have been duly authorized by all requisite action on the part of the Borrower. Each Loan Document to which the Borrower is a party has been, or upon its execution shall be, duly executed and delivered by the Borrower, and (assuming due execution and delivery thereof by each other party thereto, if applicable) each Loan Document constitutes, or upon its execution shall constitute, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to (a) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights and remedies generally, and (b) the effect of general equitable principles, regardless of whether asserted in a proceeding in equity or at law.

                SECTION 4.04       No Conflict.    The execution, delivery and performance by the Borrower of the Loan Documents to which it is a party does not (a) violate, conflict with or result in the breach of any provision of the Borrower Charter Documents, (b) conflict with or violate (or cause a Material Adverse Change as a result of) any Law or Governmental Order applicable to the Borrower, or any of its assets, properties or businesses, or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Securities of the Borrower pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Borrower is a party or by which any of its Securities or any of such assets or properties is bound or affected, except in the case of each of subsections (a) through (c) above as would not materially adversely affect the financial condition of the Borrower.

                4.05         Full Disclosure.    No representation or warranty of the Borrower in any of the Loan Documents, nor any statement or certificate furnished or to be furnished by the Borrower to the Lender pursuant to the Loan Documents, or in connection with the transactions contemplated thereby, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE LENDER

                The Lender hereby represents and warrants to the Borrower as follows:

                SECTION 5.01       Organization and Authority of the Lender.    The Lender is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Lender of this Agreement, the performance by the Lender of its obligations hereunder and the consummation by the Lender of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Lender. This Agreement has been, or upon its execution shall be, duly executed and delivered by the Lender, and (assuming due execution and delivery thereof by the Borrower) this Agreement constitutes, or upon its execution, shall constitute, the legal, valid and binding obligation of the Lender, enforceable against the Lender in accordance with its terms, subject to (a) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or affecting creditors’ rights and remedies generally, and (b) the effect of general equitable principles, regardless of whether asserted in a proceeding in equity or at law.

                SECTION 5.02       No Conflict.    The execution, delivery and performance by the Lender of this Agreement do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or the by-laws of the Lender, (b) conflict with or violate any Law or Governmental Order applicable to the Lender or any of its assets, properties or businesses or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Lender is a party, which would adversely affect the ability of the Lender to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

                SECTION 5.03       Governmental Consents and Approvals.    The execution, delivery and performance by the Lender of this Agreement do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to any Governmental Authority.

                SECTION 5.04       Brokers.    No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Lender.

                SECTION 5.05       Lender Oualifications.    The Lender is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in shares representing an investment decision like that involved in the conversion, if any, of the Advances into Shares. The Lender would acquire the Shares in the ordinary course of its business and for its own account for investment purposes only and with no present intention of distributing any of such Shares, and no arrangement or understanding exists with any other persons regarding the distribution of such Shares. The Lender will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares except in compliance with the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (the “Rules and Regulations”) nor will the Lender engage in any short sale that results in a disposition of any of the Shares by the Lender in violation of the Securities Act or the Rules and Regulations. The Lender is a corporation (a) which in the aggregate owns and invests on a discretionary basis at least $100 million in securities, or capital to be invested in securities, of issuers that are not affiliated with it and is a “qualified institutional Lender” within the meaning of Rule 144A promulgated under the Securities Act, or (b) is an “accredited Lender” as defined in Rule 501 (a) of Regulation D of the Securities Act and is a sophisticated Lender, experienced in investing in securities and non-public and emerging growth companies and acknowledges that it is able to fend for itself, can bear the economic risk of the investment and has such knowledge and experience in financial matters that it is capable of evaluating the merits and risks of the investment in the Shares. The Lender agrees to notify the Borrower immediately of any change in any of the foregoing information prior to a conversion, if any, of the Advances into Shares.

                SECTION 5.06       No Governmental Endorsement.    The Lender understands that, at the time of conversion, if any, no Governmental Authority has passed upon or made any recommendation or endorsement of the Shares.

                SECTION 5.07       Legends.    The Lender understands that, until such time as the Shares that the Lender may obtain pursuant to Section 2.06(b) may be sold by non-affiliates of the Borrower pursuant to Rule 144 under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, any Shares issued to the Lender pursuant to this Agreement may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for the Shares):

                “The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”), or under the securities laws of any other jurisdiction. The securities may not be sold, transferred or assigned in the absence of an effective registration statement for the securities under the Act and applicable state securities laws, or an opinion of counsel, in form, substance and scope reasonably acceptable to the Company, that registration is not required under the Act or any applicable state securities laws or unless sold pursuant to Rule 144 under the Act.”

                SECTION 5.08       Compliance with Legal Obligations. The Lender understands that, at the time of a conversion, if any, of the Advances into Shares, the Shares will be offered and sold to it in reliance upon specific exemptions from the registration requirements of the Securities Act, the Rules and Regulations and state securities laws and that the Borrower is relying upon the truth and accuracy of, and the Lender’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Lender set forth herein in order to determine the availability of such exemptions and the eligibility of the Lender to acquire the Shares.

                SECTION 5.09       Full Disclosure.    No representation or warranty of the Lender in this Agreement, nor any statement or certificate furnished or to be furnished by the Lender to the Borrower pursuant to this Agreement, or in connection with the transactions contemplated thereby, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE VI

COVENANTS OF THE BORROWER

                SECTION 6.01       Affirmative Covenants.       So long as any Advance or any other obligation of the Borrower under any Loan Document is outstanding and shall remain unpaid, the Borrower will:

                (a)           Compliance with Statutes, Etc.    Comply, and cause each of its Subsidiaries to comply, with all applicable laws, statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property, except to the extent that such non-compliance would not he likely to result in a Material Adverse Change.

                (b)           Use of Proceeds.    Apply the proceeds of Advances solely in accordance with Section 2.08.

                (c)           Maintenance of Insurance.    Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is appropriate in the industry in which the Borrower carries on its business.

                (d)           Preservation of Corporate Existence, Etc.    Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its legal existence and its rights, franchises and licenses, except to the extent that the failure to do so would not materially adversely affect the financial condition of the Borrower.

                (e)   Transactions with Affiliates.    Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of its Affiliates on terms that are fair and reasonable and no less favorable to the Borrower than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate, other than as contemplated under the Investment Agreement.

                SECTION 6.02   Reporting Requirements.    Commencing on the date the first Notice of Borrowing is received by the Lender hereunder, and so long as any Advance or any other obligation of the Borrower under any Loan Document is outstanding and shall remain unpaid, or until the termination of the Commitment hereunder, the Borrower will furnish to the Lender:

                (a)   Financial Statements.    (i) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, Consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated and consolidating statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified by the chief financial officer of the Borrower as having been prepared in accordance with GAAP (subject to year-end audit adjustments and the addition of and any changes to any notes thereto in connection with such year-end audit adjustments);

                (ii)           as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower and its Subsidiaries, a copy of the annual audit report for such year for the Borrower, containing Consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year and Consolidated and consolidating statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an opinion reasonably acceptable to the Lender by KPMG or, if KPMG is no longer the Borrower’s auditor, other independent public accountants reasonably acceptable to the Lender;

                (b)   Certain Events.    Prompt (but in any event within five days after any executive officer of the Borrower obtains actual knowledge thereof) notice of (i) the occurrence of any Default set forth in Section 7.01(b), 7.01(d), 7.01(e), 7.01(f) or 7.01(g), (ii) the commencement of any Action against the Borrower or any of its Subsidiaries or (iii) any governmental proceeding against or investigation of the Borrower or any of its Subsidiaries.

                (c)   ERISA.    Furnish to the Lender, immediately upon becoming aware of (i) the institution of any steps by any Person to terminate any Pension Plan, (ii) the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA, (iii) the taking of any action with respect to a Pension Plan which could result in the requirement that the Borrower furnish a bond or other security to the Pension Benefit Guaranty Corporation (or any Person succeeding to any or all of its functions under ERISA) or such Pension Plan, or (iv) the occurrence of any event with respect to any Pension

Plan which could result in the incurrence by the Borrower of any material liability, fine or penalty, notice thereof and copies of all documentation relating thereto.

                (d)   Certificate.    At the time of the delivery of each of the financial statements referred to in clauses (i) and (ii) of Section 6.02(a) above, a certificate (the statements therein to be true and correct) signed by the Borrower’s chief financial officer to the effect that, to the best knowledge of the Borrower after due inquiry, no Event of Default has occurred and is continuing.

                (e)   Constituent Documents.    Prompt (but in any event within 30 days) notice of, together with copies of, any material amendment, supplement or other modification to the Certificate of Incorporation or the By-laws.

                (f)   Other Information.    With reasonable promptness, such other information about the Borrower or any Subsidiary thereof as the Lender may reasonably request from time to time; provided, however, that the obligation of the Borrower to furnish such documents and information shall be subject to the duty of the Borrower and its Subsidiaries, partners and employees to preserve the confidence of clients and others in accordance with applicable laws, rules of court and other requirements of this Agreement.

ARTICLE VII

EVENTS OF DEFAULT

                SECTION 7.01   Events of Default.    If any of the following events (each, an “Event of Default”) shall occur and be continuing:

                (a) The Borrower shall fail to (i) pay any principal of any Advance made to the Borrower, (ii) pay any interest on any Advance made to the Borrower or (iii) make any other payment of other amounts payable by the Borrower under the Loan Documents, in each case within five (5) Business Days after the same becomes due and payable; or

                (b) Any representation or warranty made by the Borrower in this Agreement shall prove to have been incorrect in any material respect when made; or

                (c) The Borrower shall fail to perform or observe any material term, covenant or agreement contained in the Loan Documents on its part to be performed or observed if such failure shall remain unremedied for thirty (30) days after written notice thereof by the Lender; or

                (d) The Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability or unwillingness to pay its debts generally, or shall make a general assignment for the benefit of creditors; or

                (e) Any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Federal, State or foreign law relating to bankruptcy, insolvency, receivership or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in subsection (d) or in this subsection (e); or

                (f) Any final judgment or order for the payment of money individually or in the aggregate in excess of $5,000,000 (exclusive of any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover such judgment or order) at any one time in effect, shall be rendered against the Borrower or any of its Subsidiaries and such judgment shall not have been satisfied, vacated or discharged or stayed or bonded pending appeal within 30 days after the entry thereof; or

                (g) Any of the following events shall occur with respect to any Pension Plan; (i) the institution of any steps by the Borrower or any other Person to terminate a Pension Plan if, as a result of such termination, the Borrower could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $100,000; or (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien (other than a Permitted Lien) under Section 302(f) of ERISA; or

                (h) Any of the Investment Agreements shall be terminated by the Lender for breach thereof by the Borrower;

                then, and in any such event, the Lender may, at its option, by notice to the Borrower, (i) declare the obligation of the Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) declare a mandatory conversion into Shares of all amounts outstanding hereunder pursuant to the terms of 2.06(b)(ii); provided, however, that upon the occurrence of any Event of Default described in Section 7.01(e), the Lender may, at its option, by notice to the Borrower, (y) declare the obligation of the Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (z) declare the Note, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Note, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower. Upon the occurrence of an Event of Default, the Lender shall have no remedies other than those specifically set forth for an Event of Default in this Agreement.

ARTICLE VIII

CONFIDENTIALITY

                SECTION 8.01   Confidentiality.    During the term of this Agreement and for a period of three (3) years thereafter, the Receiving Party shall maintain Confidential Information in confidence, and shall not disclose, divulge or otherwise communicate such Confidential

Information to others, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement. The Receiving Party hereby shall exercise every reasonable precaution to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its directors, officers, employees, consultants, subcontractors, or agents. Upon termination of this Agreement, each Party hereby shall return to the other Party, upon demand, all Confidential Information in its possession or, upon demand, to destroy such Confidential Information and provide a certificate to the other Party of such destruction signed by an officer of the destroying Party.

                SECTION 8.02.      Release from Restrictions.  The provisions of Section 8.01 shall not apply to any Confidential Information disclosed hereunder that:

                (a) is lawfully disclosed to the Receiving Party by an independent, unaffiliated third Party rightfully in possession of the Confidential Information and under no confidentiality or fiduciary obligation not to make disclosure;

                (b) becomes published or generally known to the public through no fault or omission on the part of the Receiving Party;

                (c) is developed independently by the Receiving Party without access to the Confidential Information of the Disclosing Party;

                (d) is legally required to be disclosed to the FDA or any other Governmental Authority; provided, however, the Receiving Party shall continue to treat such Confidential Information as confidential pursuant to Section 8.01 unless and until such Confidential Information becomes published or generally known to the public through no fault or omission on the part of the Receiving Party;

                (e) a Party is legally compelled to disclose; provided, however, that the Receiving Party shall provide prompt written notice of such requirement to the Disclosing Party so that the Disclosing Party may seek a protective order or other remedy or waive compliance with Section 8.01; and provided further that in the event that such protective order or other remedy is not obtained or the Disclosing Party waives compliance with Section 8.01, the Receiving Party shall be permitted to furnish only that portion of such Confidential Information that is legally required to be provided and the Receiving Party shall exercise its reasonable best efforts to obtain assurances that confidential treatment shall be accorded such information, including, without limitation, specifically with respect to all information contained in any Exhibit to this Agreement; or

                (f) is disclosed by a Receiving Party in connection with an Action commenced by or against such Receiving Party in connection with an alleged material breach of any of the Transaction Documents (to the extent such Confidential Information is utilized solely for the purpose of supporting such Receiving Party’s allegations in such Action or disproving allegations made against such Receiving Party).

                SECTION 8.03   Public Announcements and Publications.    Except as required by Law or by the requirements of any securities exchange on which the securities of a Party hereto are listed, no Party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party, and the Parties shall cooperate as to the timing and contents of any such press release or public announcement.

ARTICLE IX

MISCELLANEOUS

                SECTION 9.01   Further Action.    Each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of the Loan Documents and consummate and make effective the transactions contemplated by the Loan Documents.

                SECTION 9.02   Amendments, Etc.    No amendment or waiver of any provision of the Loan Documents, nor consent to any departure by the Borrower or the Lender therefrom, shall in any event be effective unless the same shall be in writing and signed by the other Party, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

                SECTION 9.03   Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by telecopy or registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.03):

                (a)                                  if to the Borrower:

Osiris Acquisition II, Inc.
2001 Aliceanna Street
Baltimore, Maryland 21231-3043
Attention: Chief Executive Officer
Facsimile No: (410) 522-6999

with a copy to:

Wilmer, Cutler & Pickering
2445 M Street, NW
Washington, D.C. 20037
Attention: Michael R. Klein, Esq.
Facsimile No: (202) 663-6000

                (b)                                 if to the Lender:

Boston Scientific Corporation
One Boston Scientific Place
Natick, MA 01760-1537
Telecopy: (508) 650-8956
Attention: General Counsel

with a copy to:

Shearman & Sterling
599 Lexington Ave.
New York, New York 10022-6069
Telecopy: (212) 848-7179
Attention: Clare O’Brien, Esq.

                Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter.

                SECTION 9.04   No Waiver; Remedies.    No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder or under the Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. Subject to Section 7.01, the remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                SECTION 9.05   Costs and Expenses.    (a) Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses.

                (b) The Borrower agrees to indemnify and hold harmless the Lender and each of its Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of any of the Loan Documents or the actual or proposed use of the proceeds of the Advances except, with respect to any Indemnified Party, to the extent such claim, damage, loss, liability or expense (i) results from an Indemnified Party’s gross negligence or willful misconduct as determined in a final non-appealable judgment by a court of competent jurisdiction or (ii) costs and expenses incurred by a Party in connection with the negotiation of any of the Loan Documents.

                (c) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 9.05 shall survive the payment in full of principal and interest payable under the Loan Documents for a period of one (1) year thereafter.

                SECTION 9.06   Binding Effect.    This Agreement shall become effective when it shall have been executed by the Borrower and the Lender and thereafter shall be binding upon and inure to the benefit of the Borrower and the Lender and its respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender.

                SECTION 9.07   Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

                SECTION 9.08   Entire Agreement.    The Transaction Documents constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof thereof.

                SECTION 9.09   No Third Party Beneficiaries.    This Agreement shall be binding upon and inure solely to the benefit of the Parties and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever.

                SECTION 9.10   Governing Law.    This Agreement and the Note shall be governed by, and construed in accordance with, the Laws of the State of Delaware. Each of the Borrower and the Lender unconditionally and irrevocably agree and consent to the exclusive jurisdiction of the courts located in the State of Delaware and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and further agree not to commence any such action, suit or proceeding except in any such court.

                SECTION 9.11   Counterparts.    This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

                SECTION 9.12   Waiver of Jury Trial.    Each of the Borrower and the Lender hereby knowingly, voluntarily and irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents or any course of conduct, course of dealing or statements (whether oral or written) or actions of the Lender in the negotiation, administration, performance or enforcement thereof.

[Signature Page Follows]

                IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

OSIRIS ACQUISITION II, INC., as Borrower

By
Title: President and Chief Executive Officer

BOSTON SCIENTIFIC CORPORATION, as Lender

By
Title: Senior Vice President and Chief Financial Officer

EXHIBIT A - FORM OF
PROMISSORY NOTE

U.S. $50,000,000	Dated:	, 20

                FOR VALUE RECEIVED, the undersigned, OSIRIS ACQUISITION II, INC. (the “Borrower”), HEREBY PROMISES TO PAY, as and when specified in the Loan Agreement referred to below, to the order of BOSTON SCIENTIFIC CORPORATION (the “Lender”) the aggregate principal amount of the Advances made by the Lender to the Borrower pursuant to the Loan Agreement dated as of           , 2003, between the Borrower and the Lender (as amended or modified from time to time, the “Loan Agreement”; the terms defined therein being used herein as therein defined).

                The Borrower promises, in accordance with the terms and conditions of the Loan Agreement, to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Loan Agreement.

                Both principal and interest are payable in lawful money of the United States of America to the Lender, at the Lender Account, in same day funds. Each Advance owing to the Lender by the Borrower pursuant to the Loan Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

                This Promissory Note is the Note referred to in, and is entitled to the benefits of, the Loan Agreement. The Loan Agreement, among other things, (i) provides for the making of Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

OSIRIS ACQUISITION II, INC.

By
Title:

A-1

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid	Unpaid Principal Balance	Notation Made By

A-2

EXHIBIT B - FORM OF
NOTICE OF BORROWING

Boston Scientific Corporation

One Boston Scientific Place

Natick, MA 01760-1537                                                                       [Date]

Attention:

Ladies and Gentlemen:

                The undersigned, OSIRIS ACQUISITION II, INC., refers to the Loan Agreement dated as of           , 2003 (as amended or modified from time to time, the “Loan Agreement”, the terms defined therein being used herein as therein defined), between the undersigned and Boston Scientific Corporation, as Lender, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Loan Agreement that the undersigned hereby requests an Advance under the Loan Agreement, and in that connection sets forth below the information relating to such Advance (the “Proposed Advance”) as required by Section 2.02(a) of the Loan Agreement:

                (i)            The Business Day of the Proposed Advance is                , 200 .

                (ii)           The aggregate amount of the Proposed Advance is $          .

                The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Advance:

                (A)          the representations and warranties contained in Article IV of the Loan Agreement are true and correct as of the date hereof and as of the date of such Proposed Advance, before and after giving effect to such Proposed Advance and to the application of the proceeds therefrom, as though made on and as of such date (it being understood and agreed that any representation or warranty which expressly refers by its terms to a specified date shall be required to be true and correct in all material respects only as of such date);

                (B)           no event has occurred and is continuing, or would result from such Proposed Advance or from the application of the proceeds therefrom, that constitutes an Event of Default; and

                (C)           attached is a schedule, duly certified by the Joint Steering Committee, which lists the Eligible Costs and Expenses expected to be incurred during the next succeeding fiscal quarter, plus Eligible Costs and Expenses incurred by the Borrower previously other than Eligible Costs and Expenses with respect to which Advances have previously been made, all of which Eligible Costs and Expenses were incurred pursuant to the R&D Plan and in accordance with the Budget; the sum of which Eligible Costs and Expenses is no less than the amount of the Proposed Advance, plus the positive difference between all Advances made under the Loan Agreement prior to the date of such Notice of Borrowing and the aggregate amount of Eligible

Costs and Expenses actually incurred prior to such date, if any, and which Eligible Costs and Expenses have not been included in any prior Notice of Borrowing.

Very truly yours,

OSIRIS ACQUISITION II, INC.

By
Title:

EXHIBIT C - BORROWER
CHARTER DOCUMENTS